U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

                                                           OMB APPROVAL
                                                    OMB Number        3235-0104
                                                    Expires  September 30, 1998
                                                    Estimated average burden
                                                    hours per response......0.5


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  HERMAN                             Mark
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   (Last)                            (First)              (Middle)
  c/o ACE Bermuda Insurance Ltd.
  The ACE Building, 30 Woodbourne Avenue
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                                    (Street)

  Hamilton                           HM08                  BERMUDA
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                           2/23/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

  ACE Limited (NYSE:ACL)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                        President and Chief Executive Officer,
                              ACE Bermuda Insurance Ltd.
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Ordinary Shares                          18,654(1)                    D
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Options to acquire       (2)        6/8/2010    Ordinary Shares            10,000        $28.9375        D
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Options to acquire       (3)       11/18/2009   Ordinary Shares            12,500        $19.3125        D
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Options to acquire       (4)       11/12/2008   Ordinary Shares            15,000        $29.6250        D
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Options to acquire       (5)       11/12/2007   Ordinary Shares             24,000        $30.0000        D
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Options to acquire       (5)       11/14/2006   Ordinary Shares            27,000        $19.5000        D
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Options to acquire       (5)       11/17/2005   Ordinary Shares            30,000        $11.8750        D
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Options to acquire       (5)        6/1/2005    Ordinary Shares            22,500         $8.3750        D
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Explanation of Responses:

(1)  Of these Ordinary Shares, 11,021 are shares of restricted stock, of which 1,250 will vest on 6/8/2001,667 on 11/12/2001, 1,563 on 11/18/2001, 1,250 on 6/8/3002, 667 on 11/12/2002, 1,562 on 11/18/2002, 1,250 on 6/8/2003, 1,562 on 11/18/2003 and 1,250
     on 6/8/2004.
(2)  Option vesting schedule: 1/3 on 6/8/2001, 1/3 on 6/8/2002 and 1/3 on 6/8/2003.
(3)  Option vesting schedule: 1/3 on 11/18/2000, 1/3 on 11/18/2001 and 1/3 on 11/18/2002.
(4)  Option vesting schedule: 1/3 on 11/12/1999, 1/3 on 11/12/2000 and 1/3 on 11/12/2001.
(5)  Options are fully vested.



Signed for Mark Herman pursuant to a
power of attorney onb file with the
Securities and Exchange Commission

By:  /s/ Peter Mear                                       2nd of March 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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